Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. COMPLETES PRIVATE ADD-ON OFFERING OF $200,000,000 OF 2028 SENIOR NOTES

NEW YORK, NY, October 30, 2024 - Mercer International Inc. (Nasdaq: MERC) (the “Company”) today announced that it has completed its previously announced private offering of $200.0 million aggregate principal amount of 12.875% senior notes due October 1, 2028 (the “Additional Notes”).

The Additional Notes were issued at a price of 103.000% of their principal amount, plus accrued interest from October 1, 2024, for a yield to worst of 11.624%. The Additional Notes were issued as additional notes under the indenture dated September 21, 2023, pursuant to which the Company previously issued $200.0 million aggregate principal of 12.875% senior notes due 2028. The net proceeds of the offering, along with cash on hand, will be used by the Company to redeem $300.0 million in principal amount of its currently outstanding 5.500% senior notes due 2026 (the “2026 Notes”).

Pursuant to the previously announced redemption, the Company will redeem all $300.0 million aggregate principal amount outstanding of 2026 Notes on November 1, 2024 at $1,000 per $1,000 of principal amount redeemed, plus accrued and unpaid interest to, but not including the redemption date.

As a result of the completion of the offering and the redemption, the Company will have reduced its total debt by $100.0 million.

The Additional Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The Additional Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption form, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Additional Notes in any state in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global forest products company with operations in Germany, the United States and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 960 million board feet of lumber, 210,000 cubic meters of cross-laminated timber, 45,000 cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels.

The preceding contains “forward looking statements” which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. In particular, statements about our plans or intentions regarding the intended use of proceeds of the Additional Notes and the completion of the redemption of the 2026 Notes are forward looking statements and may not necessarily occur. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman of the Board

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099